Exhibit 99.1

News Release

For Release April 21, 2010
9:00 A.M.

Contact:               Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or

Robin D. Brown, Senior Vice President & Director of Marketing

(803) 951- 2265

First Community Corporation Announces First Quarter Earnings and Cash Dividend

Lexington, SC — April 21, 2010  Today, First Community Corporation (FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the first quarter of 2010.  Net income available to common shareholders for the first quarter was $423 thousand, as compared to $408 thousand in the first quarter of 2009, an increase of 3.7%.  Diluted earnings per common share were $0.13 in both of these periods.

Capital and Cash Dividend

During the first quarter of 2010, all of the Company’s regulatory capital ratios continued to increase.  Each of these ratios (Leverage, Tier I Risk Based, and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute and the recently communicated higher capital ratios expected by the Bank’s primary regulator, the Office of the Comptroller of the Currency.  These new expectations are 8.00%, 10.00% and 12.00%, respectively.  At the end of the first quarter, the Company’s regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) were 8.75%, 12.52% and 13.65%, respectively.  This compares to the same ratios as of December 31, 2009, of 8.41%, 12.41% and 13.56%, respectively.  Additionally, it should be noted that the regulatory capital ratios for the Company’s wholly owned subsidiary, First Community Bank, were 8.20%, 11.55% and 12.60%, respectively, as of March 31, 2010.  Further, the Company’s ratio of tangible common equity to tangible assets continued its growth, increasing from 4.80% at December 31, 2009, to 4.88% as of March 31, 2010.  The Company has previously noted that, in the current regulatory environment with a heightened emphasis for banks to have less leverage and higher levels of capital, capital planning will continue to be a focus for the Company.

The Corporation also announced that the Board of Directors has approved a cash dividend for the first quarter of 2010.  The Company will pay a $.04 per share dividend to holders of the Company’s common stock.  This dividend is payable May 17, 2010, to shareholders of record as of May 3, 2010.

Asset Quality

Loan asset quality continued to be a real strength of the bank.  Non-performing assets were 1.47% ($9.1 million) of total assets as of the end of the quarter.  This compares favorably with the bank’s peer group who averaged 2.99% at the end of 2009.  While there was an increase in other real estate owned (OREO), it was largely offset by decreases in non-accrual loans and those loans 90 days or more past due.  Mike Crapps, President and CEO of First Community commented.  “Sixty-three (63%) percent of the assets in other real estate owned is comprised of two real estate projects.  There are sound disposition plans already in place for both of these assets and we believe the values currently on the balance sheet will be completely realized.”

The Company’s investment portfolio includes securities that were rated AAA at the time of purchase, but have since been downgraded below investment grade by the rating agencies.  These downgrades have been primarily driven by the impact of the economic recession and the stress on the residential housing sector.  The ratings do not reflect the discounted purchase price paid by the Bank and; therefore, only reflect the rating agencies’ analysis of the performance of the security overall and not the actual risk of loss to the Bank.  The Company’s internal analysis identified other than temporary impairment (OTTI) charge to earnings of $75,500 on its non-agency mortgage backed securities and a $67,500 OTTI charge related to a pooled trust preferred security owned in its portfolio.  Independent valuations, obtained during the quarter, validated the Company’s internal analysis.

Balance Sheet

The Company’s success in growth of core deposits continued in the first quarter of 2010.  Core deposits grew by $18.4 million, a 20.8% annualized rate of increase.  The Company continued to move forward with its previously announced strategy to improve the mix of the overall balance sheet.  During the first quarter, the Company decreased Federal Home Loan Bank advances by an additional $3.2 million.

Mr. Crapps noted, “We continue to be very focused on serving our target market of local businesses and professionals.  We are excited about our success in the very important area of core deposits and we continue to seek new loan opportunities, but find new loan demand to be relatively weak in the marketplace.  We are well positioned to assist our customers in achieving their financial goals and the structure of our balance sheet provides flexibility for us to grow our core deposits and loans without substantially increasing our overall total assets.  This strategy is important to our net interest margin and preservation of regulatory capital ratios.”

Net Interest Income/Net Interest Margin

Net interest income increased by $397,000 (9.2%) on a year over year basis.  The net interest margin increased significantly during the quarter to reach 3.46%, which represents a 38 basis point improvement, year over year, and a 19 basis point improvement on a linked quarter basis.  Mr. Crapps commented, “This improvement is a result of the previously discussed strategy to improve the mix of our balance sheet and is largely driven by a reduction in our funding costs.”  Crapps continued, “However, as we make some additional moves to better position our company for rising interest rates, this trend may be impacted.”

Non-Interest Income

Non-interest income decreased to $822,000 in the first quarter.  Notable was deposit service charge income, which decreased by $71,000 from first quarter 2009.  Also significant, mortgage origination fees decreased by $93,000,as compared to the results in first quarter 2009, which were driven significantly higher by the extraordinary level of refinance in the residential mortgage market at that time.  As previously mentioned, the Company experienced OTTI of $143,000 in the quarter and also a fair value loss of $196,000 which was related to the value of an interest rate swap purchased in

October 2008, to protect the Company against the impact of rising interest rates.  During the quarter, the Company benefited from an increase in fees from its Financial Planning/Investment Advisory unit and it should be noted that assets under management have now reached $68.3 million.  This represents an increase of $4.3 million (annualized increase of 26.9%) over December 31, 2009.

Non-Interest Expense

Non- interest expense increased from $4.0 million in the first quarter of 2009 to $4.2 million in the first quarter of 2010.  This increase is primarily driven by additional salary and employee benefit costs, FDIC insurance assessment premium increases, and expenses related to other real estate owned (OREO).  These increases are partially offset by savings identified through various expense discipline efforts initiated in 2009.  Mr. Crapps commented, “We remain very disciplined in our focus on operating as efficiently as possible.  We have applied additional human resources to certain compliance and reporting matters and look forward to the reduction in other real estate expense as we move through this credit cycle.”

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

QUARTERLY INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Interest income	$7,155	$7,686	$7,919
Interest expense	2,448	2,922	3,609
Net interest income	4,707	4,764	4,310
Provision for loan losses	550	1,046	451
Net interest income after provision	4,157	3,718	3,859

Non Interest Income
Deposit service charges	485	581	556
Mortgage origination fees	124	131	217
Investment advisory fees and non-deposit commissions	174	158	149
Gain (loss) on sale of securities	2	835	354
Other-than-temporary-impairment write-down on securities	(143)	(80)	(657)
Fair value adjustment gain (loss)	(196)	(8)	21
Loss on early extinguishment of debt	—	(658)	—
Other	376	363	408
	822	1,322	1,048
Non Interest Expense
Salaries and employee benefits	2,127	2,010	2,013
Occupancy	314	302	300
Equipment	288	305	319
Marketing and public relations	91	82	107
FDIC assessment	204	203	121
Other real estate expense	190	62	85
Amortization of intangibles	155	155	155
Other	817	849	924
	4,186	3,968	4,024
Income before taxes	793	1,072	883
Income tax expense	204	204	311
Net income	$589	$868	$572
Preferred stock dividend, including discount accretion	166	163	164
Net income available to common shareholders	$423	$705	$408

Primary earnings per common share	$0.13	$0.22	$0.13
Diluted earnings per common share	$0.13	$0.22	$0.13

Average number of shares outstanding basic	3,238,046	3,269,761	3,231,411
Average number shares outstanding diluted	3,238,046	3,269,761	3,231,411

Return on Average Assets	0.39%	0.53%	0.35%
Return on Average Common Equity	7.71%	10.98%	4.00%
Return on Average Common Tangible Equity	8.08%	11.56%	8.25%

Net Interest Margin	3.44%	3.25%	3.05%
Net Interest Margin (Tax Equivalent)	3.46%	3.27%	3.08%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	As of
	March 31,	December 31,	March 31,
	2010	2009	2009

Total Assets	$617,482	$605,827	$653,378
Other Short-term Investments (1)	27,451	14,092	22,885
Investment Securities	193,555	195,844	220,884
Loans	342,203	344,187	330,208
Allowance for Loan Losses	4,868	4,854	4,024
Total Deposits	465,200	449,576	433,316
Securities Sold Under Agreements to Repurchase	19,453	20,676	28,326
Federal Home Loan Bank Advances	70,072	73,326	103,148
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ equity	42,365	41,440	67,798

Book Value Per Common Share	$9.64	$9.38	$17.59
Tangible Book Value Per Common Share	$9.23	$8.92	$8.40
Equity to Assets	6.86%	6.84%	10.37%
Tangible common equity to tangible assets	4.88%	4.80%	4.67%
Loan to Deposit Ratio	73.56%	76.56%	76.20%
Allowance for Loan Losses/Loans	1.42%	1.41%	1.22%

Regulatory Ratios:
Leverage Ratio	8.75%	8.41%	8.09%
Tier 1 Capital Ratio	12.52%	12.41%	11.55%
Total Capital Ratio	13.65%	13.56%	12.49%

(1) Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Quarterly Average Balances:

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Average Total Assets	$607,001	$629,233	$654,670
Average Loans	343,559	345,911	332,404
Average Earning Assets	554,674	581,469	572,943
Average Deposits	452,328	449,605	431,322
Average Other Borrowings	107,947	131,515	148,149
Average Shareholders’ Equity	41,992	42,285	68,800

Asset Quality
Non-accrual loans	$4,060	$4,136	$6,950
Other real estate owned and repossessed assets	4,963	3,167	1,315
Accruing loans past due 90 days or more	66	1,022	457
Total nonperforming assets	$9,089	$8,325	$8,722

Loans charged-off	$554	$775	$1,027
Overdrafts charged-off	13	15	21
Loan recoveries	(23)	(34)	(25)
Overdraft recoveries	(8)	(6)	(15)
Net Charge-offs	$536	$750	$1,008
Net charge-offs to average loans	0.16%	0.22%	0.30%

Post Office Box 64 / Lexington, SC 29071